Exhibit 10.8

EXECUTIVE SEVERANCE AGREEMENT

     THIS EXECUTIVE SEVERANCE AGREEMENT (the “Agreement”) is entered into by and between U S LIQUIDS INC. (the “Company”) and JAMES C. JACKSON (the “Employee”), dated as of the 31st day of December, 2002.

     WHEREAS, The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the full attention and continued dedication of the Employee; and

     WHEREAS, the Board believes that it can accomplish that objective by providing the Employee with compensation arrangements upon a termination of his employment with the Company under certain circumstances, or upon the occurrence of certain other events, which provide the Employee with individual financial security and which are competitive with those of other corporations.

     NOW, THEREFORE, it is hereby agreed as follows:

1. CERTAIN DEFINITIONS.

(a)	The “Effective Date” shall be January 3, 2003.

(b)	A “Change of Control” shall mean:

(i) The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act), of 30% or more of either the then outstanding shares of common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, that any such acquisition which occurs as part of a financing or refinancing of the Company or a public or private offering of the Company’s stock by the Company, which, in any case, is approved by the Incumbent Board, shall not be a “change of control”; or

(ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

(iii) Approval by the shareholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.

(c) The “Employment Period” means the period during which Employee is employed by Employer.

(d) A “liquidation of the Company” shall mean that all or substantially all of the assets or business of the Company are or are intended to be sold in one or more, or a series of, sales, that any remaining assets are or are intended to be converted to cash with the intention that the debts and obligations of the Company be paid, that the Company cease conducting business, that the corporate entity be dissolved and that any remaining cash be distributed to the Company’s shareholders.

2. “AT WILL” EMPLOYMENT. The Employee understands and hereby acknowledges and agrees that his employment with the Company is “at will” and can be terminated by either the Company or the Employee at any time for any reason or for no reason.

3. TERMINATION OF EMPLOYMENT.

(a) Death or Disability. The Employee’s employment shall terminate automatically upon the Employee’s death during the Employment Period. If the Company determines in good faith that Disability of the Employee has occurred during the Employment Period (pursuant to the definition of “Disability” set forth below), it may give to the Employee written notice of its intention to terminate the Employee’s employment. In such event, the Employee’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Employee (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Employee shall not have returned to full-time performance of the Employee’s duties. For purposes of this Agreement, “Disability” shall mean the absence of the Employee from the Employee’s duties with the Company on a full-time basis for 180 calendar days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representatives (such agreement as to acceptability not to be withheld unreasonably).

(b) Cause. The Company may terminate the Employee’s employment during the Employment Period for “Cause.” For purposes of this Agreement, “Cause” means (i) an act or acts of personal dishonesty taken by the Employee and intended to result in personal enrichment of the Employee at the expense of the Company, (ii) repeated material breaches by the Employee of the Employee’s duties and obligations to the Company (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Employee’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying the nature of such breach or (iii) the conviction of the Employee of a felony. For purposes of subsection (ii), Employee’s service on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions or managing personal investments shall not constitute a material breach so long as such activities do not unduly interfere with the performance of Employee’s responsibilities; and the continued conduct of any such activities (or the conduct of activities similar in nature and scope thereto) as were conducted by Employee prior to the Effective Date shall not constitute undue interference.

(c) Good Reason. The Employee’s employment may be terminated by the Employee during the Employment Period for Good Reason. For purposes of this Agreement, “Good Reason” means:

(i) The assignment to the Employee of any duties or responsibilities that are inconsistent in any respect with the Employee’s position (including status, offices, titles, authority and reporting requirements), or any other action by the Company or any affiliate which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(ii) the Company’s requiring the Employee to be based at any office or location other than the Company’s headquarters office in Houston, Texas, except for travel reasonably required in the performance of the Employee’s responsibilities;

(iii) any reduction in the amount of the Employee’s then annual base compensation (“Annual Base Salary”), which, on the date hereof, is $170,000.00 per annum; any failure of the Company to pay the full amount (less applicable deductions) of any two consecutive installments of the Annual Base Salary when such installment becomes due (for purposes hereof an installment is the portion of the Annual Base Salary payable on the Company’s regular payroll date); or any circumstance where the full amount (less applicable deductions) of an installment of the Annual Base Salary is not paid to Employee and other key employees of the Company do not likewise receive the same percentage less than the full amount of the same installment of their annual base salary;

(iv) the refusal by the Company to include Employee as a participant in incentive, savings, stock option, retirement, welfare benefit and similar plans, practices or policies generally applicable to other key employees of the Company or the imposition by the Company of levels of entitlement and eligibility requirements under such plans, practices or policies that are not commensurate with those of other key employees of the Company; to provide other benefits (including, without limitation, health, life and disability insurance and vacation or paid time off) that are generally available to other key employees of the Company or to promptly reimburse Employee for travel, entertainment and business expenses in accordance with the Company’s established reimbursement policies;

(v) the failure or neglect by the Company to obtain and maintain Director’s and Officer’s Liability insurance policies at coverage levels reasonably adequate (as determined by the Company’s insurance consultants) to protect the Company’s officers and directors from the usual and customary risks covered by such policies, taking into account the nature of the Company’s business and the reporting and disclosure requirements and obligations, and liabilities associated therewith, of a public company;

(vi) the occurrence of a Change of Control; or

(vii) the failure of the Company to comply with and satisfy Section 7(c) of this Agreement.

(viii)the knowing or intentional commission of any criminal act under federal or state law by any director or the Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, Chief Accounting Officer, Controller, Treasurer or General Counsel of the Company while acting on behalf of the Company in his or her official capacity and within the scope of his or her duties, including any criminal act under the Sarbannes-Oxley Act of 2002 or under federal securities law; provided, however, that “Good Reason” shall not exist if Employee participated in such criminal act or was aware of its commission or intended commission and did not take reasonable steps to prevent or report it.

For purposes of this Section 3. (c), the term “affiliate” shall include any company which controls, is controlled by, or is under common control with the Company.

(d) Notice of Termination. Any termination by the Company for Cause or by the Employee for Good Reason shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 8. (b) of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provisions so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty (30) days after the giving of such notice). The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Employee or the Company hereunder or preclude the Employee or the Company from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

(e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified therein, as the case may be; provided, however, that (i) if the Employee’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Employee of such termination, and (ii) if the Employee’s employment is terminated by reason of death or Disability, the Date shall be the date of death of the Employee or the Disability Effective Date, as the case may be.

4. OBLIGATIONS OF THE COMPANY UPON TERMINATION.

(a) Good Reason; Other Than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Employee’s employment other than for Cause, Disability or death or if the Employee shall terminate his employment for Good Reason:

(i) The Company shall pay to the Employee in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A) to the extent not theretofore paid, the Employee’s Annual Base Salary through the Date of Termination; and

(B) the product of (x) the annual cash bonus (“Annual Bonus”) paid to the Employee for the last full fiscal year (if any) ending during the Employment Period or, if higher, the Annual Bonus paid to the Employee for the last fiscal year prior to the date that a Change of Control occurred (as applicable, the “Recent Bonus”) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; provided, however, the Company shall be obligated to make the foregoing payment ONLY if on the Date of Termination the Employee has satisfied all of the eligibility requirements for the award of a bonus under the Company’s then current Incentive Bonus Plan (other than any requirement that the participant be employed by the Company on the date of such award, grant or other determination) ; and

(C) if the Employee has deferred any compensation, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company (the sum of the amounts in clauses (A), (B), and (C) shall be hereinafter referred to as the “Accrued Obligations”); and

(D) the product of (x) 0.50 and (y) the Annual Base Salary on the Date of Termination; and

(E) all amounts in Employee’s retirement plan accounts which will become fully vested upon the Date of Termination notwithstanding the existing vesting schedule; provided, however, that Employer’s 401k plan shall not be considered a retirement plan for this purpose.

(ii) For one year from the Date of Termination (the “Benefit Continuation Period”), the Company shall continue to provide medical and dental insurance and life insurance benefits to the Employee and/or the Employee’s family at the same level (and at the same cost to the Employee) as were being provided to the Employee on the day prior to the day on which the Notice of Termination was given. For purposes hereof, the Employee shall be considered to have remained employed until the end of the Benefit Continuation Period and to have retired on the last day of such period. If the terms of any benefit plan referred to in this section do not permit continued participation by the Employee, then the Company will arrange for other coverage, providing substantially similar benefits, at the same cost to the Employee; and

(iii) All options and similar awards granted to the Employee by the Company shall immediately vest notwithstanding any vesting schedule in any option or award agreement.

(b) Death. If the Employee’s employment is terminated by reason of the Employee’s death during the Employment Period, this Agreement shall terminate and the Company shall have no further obligations to the Employee’s legal representatives under this Agreement, other than payment of the Accrued Obligations. All such Accrued Obligations shall be paid to the Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, Employee’s family shall be entitled to receive benefits at least equal to the most favorable benefits provided by the Company and its subsidiaries to surviving families of employees of the Company and such subsidiaries under such plans, programs, practices and policies relating to family death benefits, if any, in effect at any time during the 90-day period immediately preceding the date on which a Change of Control occurs or, if more favorable to the Employee and/or the Employee’s family, as in effect on the date of Employee’s death, with respect to other key employees of the Company.

(c) Disability. If the Employee’s employment is terminated by reason of the Employee’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Employee, other than payment of all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Employee shall also be entitled after the Disability Effective Date to receive disability benefits at least equal to the most favorable of those provided by the Company and its subsidiaries to disabled employees and/or their families under such plans, programs, practices and policies relating to disability, if any, in accordance with the most favorable plan, programs, practices and policies of the Company and its subsidiaries in effect at any time during the 90-day period immediately preceding the date on which a Change of Control occurs or on the Date of Termination or, if more favorable to Employee and/or Employee’s family, as in effect at any time thereafter, with respect to other key employees of the Company.

(d) Cause; Other than for Good Reason. If the Employee’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Employee other than the obligation to pay to the Employee the Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Employee (together with accrued interest thereon) in each case to the extent theretofore unpaid. If the Employee terminates employment other than for Good Reason, this Agreement shall terminate without further obligations to the Employee, other than those obligations accrued or earned and vested (if applicable) by the Employee through the Date of Termination, including for this purpose, all Accrued Obligations. All such Accrued Obligations shall be paid to the Employee in a lump sum in cash within 30 days of the Date of Termination.

5. NON-EXCLUSIVITY OF RIGHTS. Nothing in this Agreement shall prevent or limit the Employee, during the term of his employment with the Company, from continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company or any of its subsidiaries and for which the Employee may qualify, nor shall anything herein limit or otherwise affect such rights as the Employee may have under any stock option or other agreements with the Company or any of its subsidiaries. Amounts which are vested benefits or which the Employee is otherwise entitled to receive under any plan, program, policy or practice of the Company or any of its subsidiaries at or subsequent to the Date of Termination shall be payable in accordance with such plan, program, policy or practice, except to the extent otherwise specifically provided in this Agreement.

6. FULL SETTLEMENT; RESOLUTION OF DISPUTES.

(a) The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder constitutes its full and final obligation and liability to the Employee in the event of termination of the Employee’s employment with the Company. The Company’s obligation to make said payments shall not be affected by any set-off, counterclaim, recoupment, right or action which the Company may have against the Employee. In no event shall the Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Employee under any of the provisions of this Agreement. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses which the Employee may incur as a result of any unsuccessful contest by the Company of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof, plus in each case interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code for any period during which the Company is in default in its obligation to make any payment hereunder.

(b) If there shall be any dispute between the Company and the Employee (i) in the event of any termination of the Employee’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Employee, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause or that the determination by the Employee of the existence of Good Reason was not made in good faith, the Company shall pay all amounts, and provide all benefits, to the Employee and/or the Employee’s family, as the case may be, that the Company would be required to pay or provide pursuant to Section 6 as though such termination were by the Company without Cause or by the Employee for Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of a written undertaking by or on behalf of the Employee to repay all such amounts to which the Employee is ultimately adjudged by such court not to be entitled, accompanied by security for the full and faithful performance of such undertaking in a form reasonably acceptable to the Company.

7. SUCCESSORS.

(a) This Agreement is personal to the Employee and without the prior written consent of the Company shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets.

8. MISCELLANEOUS.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto and their respective successors and legal representatives.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Jim Jackson 19511 Mill’s Meadow Lane Houston, Texas 77094

If to the Company:

U S Liquids Inc. 411 N. Sam Houston Parkway E., Suite 400 Houston, Texas 77060 Attention: General Counsel

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addresses.

(c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d) The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e) The Employee’s or the Company’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.

(f) This Agreement and the Letter Agreement dated September 19, 2002 contain the entire understanding of the Company and the Employee with respect to the subject matter hereof.

     IN WITNESS WHEREOF, the Employee has hereunto set his hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf by its authorized representative, all as of the date and year first above written.

JAMES C. JACKSON

U S LIQUIDS INC.

By:

Name:	Cary Grossman
Title:	Executive Vice President & Chief
Financial Officer

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